Contact:	Dick Hobbs
(414) 347-3836
Sensient Technologies Corporation
Reports Earnings for the Quarter Ended March 31, 2007
EPS Increases 8.8% on Record First Quarter Revenue

     MILWAUKEE—April 20, 2007 — Sensient Technologies Corporation (NYSE: SXT) reported that diluted earnings per share for its first quarter ended March 31, 2007, increased 8.8%, to 37 cents from 34 cents last year. First quarter 2007 revenue increased 8.5% to $285.3 million as a result of strong sales in each of the Company’s operating segments. Foreign currency translation had a favorable impact of 3.1% on first quarter revenue.
     “Our cosmetic and food and beverage product lines performed very well, resulting in record first quarter sales,” said Kenneth P. Manning, Chairman, President and CEO of Sensient Technologies Corporation. “We are off to a good start and I expect continued growth in 2007.”
BUSINESS REVIEW
     The Flavors & Fragrances Group posted record first quarter revenue of $184.3 million, an increase of 8.1% over the prior year. Solid revenue growth was recorded in the United States, Latin America and China. First quarter operating income was up 14.3%, to $26.2 million on higher sales volume and favorable pricing.

     For the quarter, Color Group revenue grew 7.7%, to $96.0 million compared to $89.2 million for the comparable period in 2006. Strong demand within the Company’s cosmetic
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Sensient Technologies Corporation	Page 2
Earnings Release — First quarter ended March 31, 2007
April 20, 2007

and food and beverage product lines contributed to record first quarter revenue. Operating income for the first quarter increased 8.8%, to $17.2 million on the higher sales volume.
2007 OUTLOOK
     Sensient now expects reported 2007 diluted earnings per share to be between $1.54 and $1.56.
CONFERENCE CALL
     The Company will host a conference call to discuss its 2007 first quarter financial results at 10:00 a.m. CDT on Friday, April 20, 2007. To make a reservation for the conference call, please contact InterCall Teleconferencing at (706) 645-6973 and refer to the Sensient Technologies Corporation conference call.
     A replay will be available beginning at 1:00 p.m. CDT on April 20, 2007, through midnight on April 27, 2007, by calling (706) 645-9291 and referring to passcode 4910432. A transcript of the call will also be posted on the Company’s web site at www.sensient-tech.com after the call concludes.
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Sensient Technologies Corporation	Page 3
Earnings Release — First quarter ended March 31, 2007
April 20, 2007

     This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, company performance and financial results. A variety of factors could cause the company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2006. The forward-looking statements in this press release speak only as to the date of this release. Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.
ABOUT SENSIENT TECHNOLOGIES
     Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty chemicals. The company’s customers include major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.
     www.sensient-tech.com
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Sensient Technologies Corporation (In thousands, except percentages and per share amounts)	Page 4
Consolidated Statements of Earnings

	Three Months Ended March 31,
	2007	2006	% Change

Revenue	$285,268	$262,924	8.5

Cost of products sold	199,120	183,485	8.5
Selling and administrative expenses	51,936	48,664	6.7

Operating income	34,212	30,775	11.2
Interest expense	9,252	8,708

Earnings before income taxes	24,960	22,067	13.1
Income taxes	7,614	6,449

Net earnings	$17,346	$15,618	11.1

Earnings per common share:
Basic	$0.37	$0.34	8.8

Diluted	$0.37	$0.34	8.8

Average common shares outstanding:
Basic	46,402	45,805	1.3

Diluted	46,909	45,972	2.0

Results by Segment

	Three Months Ended March 31,
	2007	2006	% Change

Revenue

Flavors & Fragrances	$184,274	$170,514	8.1
Color	96,030	89,156	7.7
Corporate & Other	12,064	10,004	20.6
Intersegment elimination	(7,100)	(6,750)	5.2

Consolidated	$285,268	$262,924	8.5

Operating Income

Flavors & Fragrances	$26,174	$22,893	14.3
Color	17,232	15,845	8.8
Corporate & Other	(9,194)	(7,963)	15.5

Consolidated	$34,212	$30,775	11.2

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Sensient Technologies Corporation (In thousands, except percentages and per share amounts)	Page 5
Consolidated Condensed Balance Sheets

March 31,	2007	2006

Current assets	$568,516	$517,970
Goodwill and intangibles (net)	464,649	437,778
Property, plant and equipment (net)	387,419	371,647
Other assets	47,924	60,754

Total Assets	$1,468,508	$1,388,149

Current liabilities	$251,698	$423,052
Long-term debt	437,012	280,726
Accrued employee and retiree benefits	45,263	43,038
Other liabilities	16,921	9,095
Shareholders’ equity	717,614	632,238

Total Liabilities and Shareholders’ Equity	$1,468,508	$1,388,149

Consolidated Statements of Cash Flows

Three Months Ended March 31,	2007	2006

Net cash provided by operating activities	$5,095	$20,782

Cash flows from investing activities:
Acquisition of property, plant and equipment	(6,827)	(4,383)
Proceeds from sale of assets	1,418	64
Decrease in other assets	252	512

Net cash used in investing activities	(5,157)	(3,807)

Cash flows from financing activities:
Proceeds from additional borrowings	24,679	22,624
Debt payments	(19,744)	(32,455)
Purchase of treasury stock	—	(4,563)
Dividends paid	(7,481)	(6,949)
Proceeds from options exercised and other	2,514	—

Net cash used in financing activities	(32)	(21,343)

Effect of exchange rate changes on cash and cash equivalents	(14)	152

Net decrease in cash and cash equivalents	(108)	(4,216)
Cash and cash equivalents at beginning of period	5,035	7,068

Cash and cash equivalents at end of period	$4,927	$2,852

Supplemental Information

Three Months Ended March 31,	2007	2006

Depreciation and amortization	$11,201	$10,973

Dividends per share	$0.16	$0.15